Exhibit 10.1

February 20, 2018

Ms. Kathy Leneghan

Dear Kathy:

I am pleased to confirm our offer for the position of Senior Vice President and Chief Financial Officer with Invacare Corporation (the “Company” or “Invacare”), on a non-interim basis, reporting directly to me, the Company’s Chairman, President & Chief Executive Officer, subject to approval by the Board of Directors on Invacare Corporation (the “Board”).

This letter agreement summarizes the terms and conditions of your employment, subject to Board approval of your appointment:

Compensation

Salary - Your base salary for this position will be $395,000.00 when calculated on an annual basis, effective on February 16, 2018. This rate is calculated for convenience purposes only and is not intended to be construed as a contract of employment for any fixed period of time.

Annual Bonus - Your participation in the Key Management Incentive Plan will continue and your target bonus percentage will be increased to 65% effective March 1, 2018. Payment of any 2018 bonus earned under this plan will be made in 2019.

Restricted Stock - Upon acceptance of our offer and commencement of employment, you will be eligible to receive a restricted stock grant in the amount of 7,500 shares, subject to approval of the Compensation and Management Development Committee of the Board of Invacare Corporation (the “Compensation Committee”). The restricted stock will be granted on the date of Compensation Committee authorization and will vest 100% after three years. Once granted, you will receive an Award Agreement with additional details about the restricted shares.  Subject to review and approval by the Compensation Committee, you will be eligible to receive restricted stock grants on an annual basis pursuant to the Equity Compensation Plan.

Severance Benefit - In the event that your employment is terminated by Invacare for any reason other than for cause, you will be entitled to receive a severance benefit in the amount equal to twelve months of your base salary in effect at the time of termination, and will be eligible for a bonus, pro-rated based on your employment period for the year of termination, if and to the extent that an annual bonus you would have been earned for such year had you remained employed by the Company. You also will be eligible for discounted COBRA rates for the earlier of the first six months following the termination, or until you obtain other employment, if you properly elect COBRA coverage under the Company’s group health plan(s), and will be

INVACARE CORPORATION

One Invacare Way, P. O. Box 4028, Elyria, Ohio 44036-2125 USA
440-329-6000 www.invacare.com

entitled to executive outplacement services as are customarily provided by the Company to terminated senior management employees. For purposes of this paragraph, termination by Invacare for cause shall mean termination by Invacare due to your (a) fraud, (b) embezzlement of company assets, (c) intentional violation of law, (d) violation of company policy, (e) substantial failure to perform the duties and responsibilities of your position, (f) conduct which adversely affects Invacare’s business reputation or which is otherwise contrary to the best interests of Invacare or (g) a breach of the terms of this letter agreement, your Technical Information and Non-Competition Agreement or conflict of interest documents signed by you. Your entitlement to severance benefits described in this paragraph is conditioned upon your signing a separation and release agreement in a form reasonably acceptable to Invacare. Any pro-rated bonus payment that you might become entitled to receive would be paid at the time as bonus payments are made to other senior executive officers.

Change of Control - Invacare will provide you with a new Change of Control Agreement (“CIC Agreement”) for you to review and sign. This new CIC Agreement will replace the existing change of control agreement you currently have in place.

Death Benefit Only Plan - You will continue to be a participant in the Death Benefit Only Plan, as amended, while actively employed with Invacare. Once your employment ends, for any reason, then your participation in this Plan will cease, except as otherwise expressly provided in the Plan.

Car Allowance - Your last car allowance payment will be February 15, 2018. This amount has been factored into your Salary offered in this agreement.

Technical Information & Non-Competition Agreement - You will be required to review and sign the Company’s standard Technical Information and Non-Competition Agreement as a condition of this promotion and your continued employment.

Employee Benefits - You remain eligible to participate on the same basis as the other senior executive employees in the Company’s comprehensive benefits program, the Invacare Retirement Savings Plan and the Company’s Deferred Compensation Plus Plan.

Health Management Program - You will be eligible to continue to participate in the Executive Health Management Program at the Cleveland Clinic Department of Preventative Medicine.

All other terms and conditions of your employment remain the same, except as modified or amended by this letter agreement. Congratulations on this new and exciting opportunity!

Sincerely,

/s/ Matthew E. Monaghan

Matthew E. Monaghan
Chairman, President & CEO

To acknowledge acceptance of this offer, please sign below and return a copy of this letter to me.

/s/ Kathleen P. Leneghan	February 20, 2018
Signature	Date

INVACARE CORPORATION

One Invacare Way, P. O. Box 4028, Elyria, Ohio 44036-2125 USA
440-329-6000 www.invacare.com